UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2013

CAPITOL CITY BANCSHARES, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	000-25227	58-2452995
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

562 Lee Street, SW, Atlanta, GA 30310

(Address of Principal Executive Offices)

404-752-6067

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

1. On July 1, 2013, management, the Audit Committee and the Board of Directors of Capitol City Bancshares, Inc. (the “Company”) determined that certain adjustments to the Company’s financial statements for the first quarter of 2013 ended March 31, 2013, were necessary based upon management’s ongoing investigation of the employee fraud loss and corresponding recognition of amounts receivable.

2. Through management’s continued review of the subsidiary bank’s receivable for an insurance claim on employee fraud loss, it was determined the amount included as a receivable for $833,000 should be written off and recorded as an expense. Due to this determination, the Company is in the process of restating and amending its quarterly information filed with regulatory authorities and its Form 10-Q related to the quarter ended March 31, 2013. This restatement will reduce the Company’s assets, equity and net income for the three months ended March 31, 2013, and will have a corresponding effect on the related disclosures and ratios. As such, the financial information as of and for the three months ended March 31, 2013, which was reported in Form 10-Q filed on May 14, 2013, should no longer be relied on. The Company intends to file an amended quarterly report on Form 10-Q/A as soon as reasonably practicable. The Company will amend any disclosures regarding management’s evaluation of internal controls over financial reporting as appropriate in connection with its future filings with the Commission.

3. The Board of Directors and Management has discussed the matters disclosed in this Item 4.02 of this Current Report on Form 8-K with the Company’s independent registered public accounting firm.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is being filed as part of this Report on Form 8-K:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPITOL CITY BANCSHARES, INC.

DATE: July 5, 2013	By:	/s/ George G. Andrews
	Name:	George G. Andrews
	Title:	President and Chief Executive Officer